CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 27, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Shareholders of The Vantagepoint Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Legal Counsel, Independent Registered Public Accounting Firm and Custodian” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

December 17, 2015